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                                                                   Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-55093 of Cardinal Health, Inc. on Form S-3 of our report dated August 16, 1994 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for income taxes) appearing in the Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Columbus, Ohio
September 19, 1994